                                                              Exhibit 11.01


         MARTIN MARIETTA MATERIALS, INC. AND CONSOLIDATED SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE

               For the Quarter and Nine Months Ended September 30
                 (Dollars in Thousands, Except Per Share Data)





                                                Three Months Ended                   Nine Months Ended
                                                   September 30,                       September 30,
                                               ----------------------            -------------------------
                                               1996              1995            1996                 1995
                                               ----              ----            ----                 ----
Net earnings                                  $27,490          $23,425          $58,634             $51,611
                                              =======          =======          =======             =======

Weighted average number of
   common shares outstanding               46,079,300       46,079,300       46,079,300          46,079,300
                                           ==========       ==========       ==========          ==========


Net earnings per common share                   $0.60            $0.51            $1.27               $1.12
                                                =====            =====            =====               =====


Note: The sum of per-share earnings by quarter may not equal earnings per share for the year-to-date period due to the effect of rounding.